SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No.____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

   [X] Preliminary Proxy Statement

   [_] Confidential, for Use of the
       Commission Only (as permitted by
       Rule 14a-6(e)(2)

   [ ] Definitive Proxy Statement

   [_] Definitive Additional Materials

   [_] Soliciting Material Pursuant to Section 240.14a-12


                              Tarrant Apparel Group
   ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)  Title of each class of securities to which transaction applies:

       (2)  Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)  Proposed maximum aggregate value of transaction:

       (5)  Total fee paid:

         [_] Fee paid previously with preliminary materials.

         [_] Check box if any part of the fee is offset as provided by Exchange
             Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)  Amount Previously Paid:

            (2)  Form, Schedule or Registration Statement No.:

            (3)  Filing Party:

            (4)  Date Filed:

                              Tarrant Apparel Group

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 15, 2002

TO THE SHAREHOLDERS OF TARRANT APPAREL GROUP:

     Notice is hereby given that the annual meeting (the "Meeting") of the shareholders of Tarrant Apparel Group (the "Company") will be held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Wednesday, May 15, 2002 at 10:00 a.m. (California time) for the following purposes:

1. Election of Directors. To elect five persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2004 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

 Patrick Chow     Gerard Guez     Todd Kay    Joseph Mizrachi    Eddy Yuen

2. Amendment of Articles. To amend Article Three of the Company's Restated Articles of Incorporation to increase the authorized shares of Common Stock from 20,000,000 to 35,000,000.

3. Amendment of Employee Incentive Plan. To approve an amendment of the Employee Incentive Plan increasing from 3,600,000 to 5,100,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto.

4. Ratification of 2002 Employee Incentive Awards. To ratify the grant of awards for the year 2002 to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specified amount of pretax income.

5. Ratification of Stock Option Grants. To ratify the grant of options to purchase an aggregate of 3,000,000 shares of Common Stock to certain executive officers and employee.

6. Ratification   of  Appointment  of  Independent   Auditors.   To  ratify  the
appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

7. Other Business. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Only persons who are shareholders of record (the "Shareholders") at the close of business on April 5, 2002 are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof.

The  Proxy  Statement  which   accompanies   this  Notice  contains   additional
information regarding the proposals to be considered at the Meeting, and Shareholders are encouraged to read it in its entirety.

As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Shareholders on or about April 22, 2002.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU THEN MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE. IN ORDER TO FACILITATE THE PROVIDING OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. By Order of the Board of Directors, TARRANT APPAREL GROUP


                                         /s/ Gerard Guez
                                         -----------------------
                                         Gerard Guez,
                                         Chairman of the Board

Dated: April 9, 2002
Los Angeles, California

                              TARRANT APPAREL GROUP
                         3151 East Washington Boulevard
                          Los Angeles, California 90023
                                 (323) 780-8250

                               ------------------

                                 PROXY STATEMENT
                       2002 Annual Meeting of Shareholders
                                  May 15, 2002

                               ------------------

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Tarrant Apparel Group (the "Company") for use at the 2002 annual meeting (the "Meeting") of the shareholders of the Company to be held on Wednesday, May 15, 2002, at 3151 East Washington Boulevard, Los Angeles, California 90023, at 10:00 a.m. (California time) and at any adjournment thereof. Gerard Guez and Todd Kay, the designated proxyholders (the "Proxyholders"), are members of the Company's management. Only shareholders of record (the "Shareholders") on April 5, 2002 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof. This Proxy Statement and the enclosed proxy card (the "Proxy") will be first mailed to Shareholders on or about April 22, 2002.

Matters to be Considered

     The matters to be considered and voted upon at the Meeting will be:

1. Election of Directors. To elect five persons to the Board of Directors of the Company to serve until the annual meeting of shareholders to be held in the year 2004 and until their successors have been elected and qualified. The following persons are the Board of Directors' nominees:

 Patrick Chow          Gerard Guez    Todd Kay    Joseph Mizrachi    Eddy Yuen

2. Amendment of Articles. To amend Article Three of the Company's Restated Articles of Incorporation to increase the authorized shares of Common Stock from 20,000,000 to 35,000,000.

3. Amendment of Employee Incentive Plan. To approve an amendment of the Employee Incentive Plan increasing from 3,600,000 to 5,100,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto.

4. Ratification of 2002 Employee Incentive Awards. To ratify the grant of awards for the year 2002 to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specified amount of pretax income.

5. Ratification of Stock Option Grants. To ratify the grant of options to purchase an aggregate of 3,000,000 shares of Common Stock to certain executive officers and employee.

6. Ratification   of  Appointment  of  Independent   Auditors.   To  ratify  the
appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

7. Other Business. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Cost of Solicitation of Proxies

     This Proxy solicitation is made by the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. The solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Shareholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, or in person to request that Proxies be furnished. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost of the solicitation of Proxies is $15,000.

Outstanding Securities and Voting Rights; Revocability of Proxies

     The authorized capital of the Company consists of (i) 20,000,000 shares of common stock ("Common Stock"), of which 15,841,815 shares were issued and outstanding on the Record Date and (ii) 2,000,000 shares of Preferred Stock, none of which were issued and outstanding on the Record Date. A majority of the outstanding shares of the Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     Each Shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Shareholders.

     The Company's Restated Articles of Incorporation does not authorize cumulative voting. In the election of directors, the candidates receiving the highest number of votes will be elected. Each other proposal described herein requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Accordingly, broker non-votes and abstentions from voting on any matter, other than the election of directors, will have the effect of a vote "AGAINST" such matter.

     Of the shares of Common Stock outstanding on the Record Date, 8,375,406 shares of Common Stock (or approximately 52.8% of the issued and outstanding shares of Common Stock) were owned by directors and executive officers of the Company. Such persons have informed the Company that they will vote "FOR" the election of the nominees to the Board of Directors identified herein, "FOR" the amendment to Article Three of the Company's Restated Articles of Incorporation, "FOR" the amendment of the Employee Incentive Plan, "FOR" the ratification of the year 2002 employee incentive awards, "FOR" the ratification of the stock option grants to certain executive officers and employee and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors, all as described herein.

     A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. Telegraphed, cabled or telecopied Proxies are also valid. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting.

     If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock "FOR" the election of the Board of Directors' nominees and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. If, however, you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may not, pursuant to applicable stock exchange rules, vote such Common Stock with respect to the proposal to approve the amendment to the Company's Restated Articles of Incorporation, the proposal to ratify the amendment of the Employee Incentive Plan , the proposal to ratify the Year 2002 employee incentive awards or the proposal to ratify stock option grants to certain executive officers and employee.

     Unless revoked, the shares of Common Stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, such shares of Common Stock will be voted "FOR" the election of the Board of Directors' nominees, "FOR" the amendment to Article Three of the Company's Restated Articles, "FOR" the amendment of the Employee Incentive Plan, "FOR" the ratification of the year 2002 employee incentive awards, "FOR" the ratification of stock option grants to certain executive officers and employee and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

     Recently, the Securities and Exchange Commission (the "SEC") amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to February 25, 2002, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee for any Board of Directors' nominee identified herein where death, illness or other circumstance arises which prevents such nominee from serving in such position and to vote such Proxy for such substitute nominee.

Security Ownership of Principal Shareholders and Management

     The following table sets forth the beneficial ownership of Common Stock as of the Record Date, by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (other than depositories), by each executive officer, director and nominee for director of the Company, and by all directors and executive officers as a group.

                                                          Amount and
                                                           Nature of
                                                          Beneficial          Percentage
              Name and Address of Beneficial Owner(1)   Ownership(2)(3)        Owned(3)
              ---------------------------------------   ---------------       ----------
            Gerard Guez................................    6,361,519(4)(5)(6)    40.1%
            Todd Kay...................................    2,999,999(4)(5)       18.9%
            Limited Direct Associates, L.P. ...........      700,000              4.4%
            Lord, Abbett & Co. ........................    1,129,472              7.1%
            Corazon Reyes..............................      169,500(5)           1.1%
            Karen Wasserman............................      105,000(5)            *
            Eddy Yuen .................................      141,500(5)            *
            Barry Aved.................................       79,500(5)            *
            Patrick Chow...............................        2,000(5)            *
            All directors and executive officers as a
             group (seven persons).....................    9,862,518(5)          56.9%

* Less than 1%.

(1) The address of the directors and executive officers of the Company is 3151 East Washington Boulevard, Los Angeles, California 90023. The address of Limited Direct Associates, L.P. is c/o The Limited, Inc., Three Limited Parkway, P.O. Box 16000, Columbus, Ohio 43230. The address of Lord, Abbett & Co. is 767 Fifth Avenue, New York, New York 10153.

(2) Except as set forth below, the named shareholder has sole voting power and investment power with respect to the shares listed, subject to community property laws where applicable.

(3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group.

(4) Gerard Guez and Todd Kay have pledged an aggregate of 5,594,851 shares and 1,615,000 shares, respectively, to financial institutions to secure the repayment of loans to such shareholders or corporations controlled by such shareholders.

(5) Excludes an aggregate of 355,000 shares which certain directors and executive officers will have the right to purchase upon the exercise of stock options granted pursuant to the Employee Incentive Plan, which options will become exercisable in various installments commencing on or after June 5, 2002.

(6) Includes 461,518 shares held by GKT Investments, LLC, a limited liability company controlled by Mr. Guez.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Directors and Executive Officers

     The Restated Bylaws of the Company provides that the number of directors of the Company shall be fixed from time to time exclusively by the Board of Directors, but shall not be less than six nor more than eleven. The Board of Directors has fixed the number of directors at nine. The Restated Articles of Incorporation of the Company provides that, commencing with the 1998 annual meeting, the Board of Directors shall be divided into two classes which are elected for staggered two year terms. The term of each class expires at the annual meeting of shareholders in the year 2003 (Class I) and the year 2004 (Class II).

     Only the members of Class II are to be elected at the Meeting, to serve until the annual meeting of shareholders to be held in the year 2004 and until their successors have been elected and qualified. The Board of Directors has nominated Patrick Chow, Gerard Guez, Todd Kay, Joseph Mizrachi and Eddy Yuen, each of who currently is a member of the Board of Directors, for election at the Meeting. All nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. Proxies cannot be voted for a greater number of persons than the nominees named in this Proxy Statement. In the event that a nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable.

     None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company and, except as set forth below, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board of Directors.

     The following table sets forth certain information concerning the directors and executive officers of the Company.

                Name                     Age                  Position                   Class
                ----                     ---                  --------                   -----
          Gerard Guez(3)................ 46  Chairman of the Board and Directors           II
          Todd Kay(3)................... 45  Vice Chairman, President and Director         II
          Patrick Chow(3)............... 48  Chief Financial Officer, Treasurer
                                             and Director                                  II
          Karen Wasserman............... 49  Executive Vice President, General
                                             Merchandising Manager and Director            I
          Eddy Yuen (3)................. 47  Chief Executive Officer and Director          II
          Barry Aved(2)................. 58  Director                                      I
          Milton Koffman (1) (2)........ 78  Director                                      I
          Joseph Mizrachi (1) (2)....... 56  Director                                      II
          Mitchell Simbal (1) (2)....... 48  Director                                      I
          Corazon Reyes................. 58  Executive Vice President, Chief Operating
                                             Officer--Tarrant Mexico and Secretary         --

-------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.
(3) Member of the Executive Committee.

     GERARD GUEZ founded the Company in 1988 and has served as its Chairman of the Board and Chief Executive Officer since its inception. Mr. Guez also founded Tarrant Company Limited ("Tarrant HK"), the Company's Hong Kong subsidiary, in 1985, and he has served as its Chairman since inception and Chief Executive Officer from 1985 though October 2001. Prior to founding Tarrant HK, Mr. Guez served as the President of Sasson Jeans, L.A., Inc., which was a manufacturer and distributor of denim apparel under the "Sasson" license.

     TODD KAY has served as President of the Company from 1988 to September 1999 and from March 2000 to present, and as Vice Chairman since September 7, 1999. Mr. Kay has also served as a director of the Company since 1988 and as a director of Tarrant HK since 1986. Prior to joining the Company, Mr. Kay was a sales manager for Sasson Jeans, L.A., Inc. from 1979 to 1980 and served as President of JAG Beverly Hills, Inc., an apparel manufacturer, from 1980 to 1985.

     PATRICK CHOW joined the Company as Treasurer in November 1998 and was promoted to Chief Financial Officer and elected as a director on January 7, 2002. From 1996 to 1998, he served as General Manager of Fortune Chart Consultants Limited in Hong Kong where he provided financial consulting services to corporate clients. From 1989 to 1994 he served as Executive Vice President and General Manager of Bonaventure Textiles Group, a textile manufacturer which had offices and factories in Hong Kong, the United States, China, Sri Lanka and Ireland. Prior to Bonaventure, Mr. Chow worked for Hong Kong & Shanghai Banking Corporation for 14 years, and he left as a District Manager. Mr. Chow has a Bachelor of Arts degree from the University of Hong Kong and two diplomas in Banking and Financial Studies from the Chartered Institute of Bankers United Kingdom.

     CORAZON REYES has served as Secretary since the Company's inception and as Executive Vice President since July 1997. In January 2000, she was appointed Chief Operating Officer of the Company's Mexico operations. From the Company's inception in 1988 until 1994, Ms. Reyes served as Controller and a director of the Company, and from 1994 until 1999, she served as Chief Operating Officer and as a director. Ms. Reyes has also served as a director of Tarrant HK since 1988. Ms. Reyes served in various accounting and operations positions at Sasson Jeans, L.A., Inc. and other affiliated garment manufacturing companies from 1980 to 1988. Ms. Reyes received a B.S. in Business Administration from the University of the East in the Philippines and was a C.P.A. in that country. She is a member of the American Management Association.

     KAREN WASSERMAN joined the Company in 1988, and until 1994, she served as a Vice President of the Company. In 1994, Ms. Wasserman was named Executive Vice President, General Merchandising Manager and a director of the Company. In her current position, she directs and manages the Company's design teams and merchandisers and is responsible for the Company's research of fashion themes and development of product samples. From 1983 to 1988, she was employed by Express, an apparel retailer that is a division of The Limited, Inc., where she served from 1986 to 1988 as a Vice President and Merchandise Manager. In these capacities, she managed the merchandising of shirts, dresses and jackets from initial product development through product delivery and sales. Ms. Wasserman holds a Bachelor of Fine Arts degree from Syracuse University.

     EDDY YUEN was promoted to Chief Executive Officer on October 19, 2001 and elected as a director on November 28, 2001. Mr. Yuen has served the Company since 1987. He was President of Tarrant Mexico from August 2000 until his promotion to Chief Executive Officer in October 2001. From 1987 until August 2000, he was General Manager and a director of Tarrant HK and from 1996 until October 2001, he served as Executive Vice President--Sourcing of the Company. Prior to joining the Company in 1987, Mr. Yuen served as the Sales Manager for Famous Horse Garment Factory, Ltd., a manufacturer of woven garments, from 1985 to 1987. Mr. Yuen received a Higher Diploma in Textile Technology from Hong Kong Polytechnic University, and a graduate diploma in Management Studies and a Master's degree in Business Administration from the Hong Kong University of Science and Technology.

     BARRY AVED has served as a director of the Company since December 3, 1996 and as President of the Company from September 7, 1999 until March 24, 2000. From 1961 until 1986, Mr. Aved held various sales, purchasing and merchandising positions in apparel and footwear retailers, including The Limited, Inc. From 1986 until 1989, Mr. Aved was the President of Brooks Fashion Stores and from 1989 until 1991, he was the President of Ormond Stores, Inc. From 1991 until 1995, Mr. Aved was the President of Lerner New York, a division of The Limited, Inc.

     MILTON KOFFMAN was elected as a director of the Company on November 28, 2001. Mr. Koffman is currently the Chairman of the Board for New Valu, Inc., a multi- faceted provider of investment capital, commercial loans and other financial services for various operating companies. Additionally, he is a founder and director of Global Credit Services, a leading provider of business information and analysis for manufacturing, financial, lending and real estate companies. Mr. Koffman has previously served on the boards of IEC Electronics, Jayark Corporation, Sattlers Department Stores, Walter Reed Theaters, Scoreboard, Inc. and the Gruen Watch Company. From 1970 through 1995, Mr. Koffman served as Executive Vice President of Great American Industries, a manufacturer and distributor of building and rubber products. He also served as Executive Vice President and Senior Lending officer for Thrift Credit Corporation, a commercial lending arm of Public Loan Company, Inc., from 1972 to 1986. Mr. Koffman received a B.S. from Ohio State University in 1945.

     JOSEPH MIZRACHI has served as a director of the Company since June 6, 2001. Mr. Mizrachi is currently engaged in capital funding to finance buyouts of small and medium size companies. He is a Registered Investment Advisor and a principal and President of PAZ Securities, Inc., a registered securities broker dealer. He is also the Chairman of the Board of Midwest Properties Management, Inc., which is engaged in the management of real estate. He has held numerous executive management positions with companies specializing in all aspects of finance, insurance and real estate, as well as providing administration in estate and tax analysis. Mr. Mizrachi received an undergraduate degree in Economics and Political Science in 1968 and a Master's degree in Business Administration in Finance and Marketing in 1971, both from the Hebrew University in Jerusalem, Israel. He became a member of the American Society of Chartered Life Underwriter
(CLU) in 1973 and a Chartered Financial Consultant (CFC) in 1982. In 1978, he received another Master's degree in Business Administration and Financial Counseling (MFS) from The American college in Bryn Mawr, Pennsylvania.

     MITCHELL SIMBAL has served as a director of the Company since June 6, 2001. Mr. Simbal is currently Vice President of Retail Operations for Park Place
Entertainment, which includes Caesars Palace, Paris Las Vegas, Bally's and Flamingo Hilton. From 1981 to 1988, Mr. Simbal held various executive positions with Burberrys Ltd., USA. From 1988 to 1992, Mr. Simbal was Vice President of Retail for Escada, USA and from 1992 to 1994, he was the Vice President of Retail Operations for St. John Knits. Mr. Simbal also served as Vice President of Retail for the HE-RO Group until 1997. Mr. Simbal has a B.S. in accounting from the University of Hartford.


Committees of the Board of Directors

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee, each of which consists of two or more directors who serve at the discretion of the Board of Directors.

     The Audit Committee is chaired by Mr.Simbal, and its members are Messrs. Simbal, Koffman and Mizrachi, all of whom are considered "independent" under Rule 4200(a)(14)of the National Association of Securities Dealers listing standards. The primary purposes of the Audit Committee are (i) to review the scope of the audit and all non-audit services to be performed by the Company's independent auditors and the fees incurred by the Company in connection therewith, (ii) to review the results of such audit, including the independent accountants' opinion and letter of comment to management and management's response thereto, (iii) to review with the Company's independent accountants the Company's internal accounting principles, policies and practices and financial reporting, (iv) to make recommendations regarding the selection of the Company's independent auditors and (v) to review the Company's quarterly and annual financial statements prior to public issuance. On March 22, 2000, the Board of Directors of the Company, on the recommendation of the Audit Committee, adopted a written Audit Committee Charter.

     The Compensation Committee is chaired by Mr. Aved, and its members are Messrs. Aved, Koffman, Mizrachi and Simbal. The purposes of the Compensation Committee are (i) to review and recommend to the Board of Directors the salaries, bonuses and perquisites of the Company's executive officers, (ii) to determine the individuals to whom, and the terms upon which, awards under the Company's profit sharing plan and Employee Incentive Plan will be granted, (iii) to make periodic reports to the Board of Directors as to the status of such plans and (iv) to review and recommend to the Board of Directors additional compensation plans.

     The Executive Committee is chaired by Mr. Guez, and its members are Messrs. Guez, Kay Yuen and Chow. Subject to the limitations contained in the California General Corporation Law, the Executive Committee has been granted all of the authority of the Board of Directors.

     The Board of Directors met ten times during fiscal 2001, and the Audit Committee and the Compensation Committee of the Board of Directors met four times each, during fiscal 2001. All of the nominees who were directors of the Company during fiscal 2001 attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which they served during fiscal 2001.

Procedures for Shareholder Nominations

     The Board of Directors does not have a standing nominating committee. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Bylaws. Nominations for the election of directors may be made by the Board of Directors or any shareholder entitled to vote in the election of directors. However, a shareholder may nominate a person for election as a director at a meeting only if written notice of such shareholder's intent to make such nomination has been given to the Secretary of the Company not later than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting. Each such notice shall set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice;
(iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with such procedures. The Chairman of any meeting of shareholders shall direct that any nomination not made in accordance with these procedures is disregarded.

Compliance with Reporting Requirements of Section 16

     Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC, each person subject to the reporting requirements of Section 16(a) has filed timely all reports required to be filed in fiscal 2001, except as described below. Gerard Guez inadvertently failed to file a Form 4 for one transaction but later reported the transaction on Form 5. Milton Koffman, Joseph Mizrachi and Mitchell Simbal each filed a late Form 3 in 2001. The Company has implemented a program to ensure timely compliance in the future.

Director Compensation

     The Company pays to each director who is not employed by the Company $4,000 per month for attending meetings of the Board of Directors and committees of the Board of Directors, and reimburses such person for all expenses incurred by him in his capacity as a director of the Company. In addition, the Chairman of each committee receives $2,000 per year for such service. The Board of Directors may modify such compensation in the future. In addition, each director not employed by the Company, upon joining the Board of Directors, will receive an option to purchase 20,000 shares of the Common Stock of the Company and, thereafter, an option to purchase 4,000 shares of Common Stock on the date of each annual meeting at which such person is reelected to serve as a director. Such options will have an exercise price equal to the fair market value of such shares on the date of grant, become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, and expire on the tenth anniversary of the date of grant.

Executive Compensation

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid by the Company to its executive officers (collectively, the "Named Executives") for the years ended December 31, 1999, 2000 and 2001.


                                   SUMMARY COMPENSATION TABLE
                                                                                  Long-Term Compensation
                                                                            -----------------------------------
                                       Annual Compensation                           Awards            Payouts
                        --------------------------------------------------  ----------------------  -----------
                                                                                       Securities
                                                                            Restricted Underlying
     Name and Principal                                   Other Annual       Stock     Options/       LTIP          All Other
     Position            Year  Salary ($)   Bonus ($)    Compensation ($)(1) Awards ($) SARs (#)(2)  Payouts ($) Compensation($)(3)
    -------------------  ---- ----------   ---------    ------------------- ---------- -----------  ----------- ------------------
     Gerard Guez,         2001  450,000(4)     --              --              --            --         --          50,000
      Chairman of the     2000  469,231(4)     --              --              --            --         --          50,000
      Board.............. 1999  950,000        --              --              --            --         --          50,000

     Todd Kay,            2001  450,000(4)     --              --              --            --         --          50,000
      President           2000  469,231(4)     --              --              --            --         --          50,000
      and Vice Chairman.. 1999  950,000        --              --              --            --         --          50,000

     Scott Briskie,       2001  200,000      50,000            --              --            --         --            --
      Vice President-
      Finance             2000  200,000      50,000            --              --           4,000       --            --
      and Chief Financial
      Officer (5)........ 1999   57,692      50,000            --              --          36,000       --            --

     Corazon Reyes,       2001  203,930(6)    --              4,810            --          30,000       --            --
      Executive Vice
      President, Chief    2000  122,346(4)    --               --              --           2,000       --            --
      Operating Officer-
      Tarrant Mexico
      and Secretary...... 1999  180,000       --               --              --            --         --            --

     Karen Wasserman,     2001  334,768(4)                     --              --          50,000       --            --
      Executive Vice
      President and       2000  338,154(4)    --               --              --           5,000       --            --
      General
      Merchandising
      Manager.........    1999  400,000       --               --              --            --         --            --

     Eddy Yuen,           2001  191,729     39,586           88,541(9)         --         150,000       --            --
      Chief Executive     2000  191,729                      28,588(8)         --            --         --           8,849
      Officer (7).....    1999  191,729     116,129            --              --            --                      8,849

     -------

     (1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including car allowances, living and relocation expenses and director fees. The aggregate amount of such personal benefits does not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the officer.

     (2) See "ELECTION OF DIRECTORS--Employment Agreements" and "ELECTION OF DIRECTORS--Employee Incentive Plan."

     (3) Represents the Company's contribution to defined contribution plans or, in the case of Messrs. Guez and Kay, contributions by the Company to a deferred compensation plan.

     (4) For the benefit of the Company, the Employment Agreements of Messrs. Guez and Kay have been amended to reduce their annual base salary by 50%, while Ms. Reyes and Ms. Wasserman each agreed to a 20% reduction in annual base salary commencing in 2000.

     (5) Mr. Briskie served as Chief Financial Officer from September 1999 through January 2002. He has a six month consulting contract with the Company expiring June 30, 2002.

     (6) Ms. Corazon Reyes had a salary reduction in year 2000 but her salary was reinstated in 2001.

     (7) Mr. Yuen was named Chief Executive Officer October 19, 2001.

     (8) During Mr. Yuen's stay in Mexico in fiscal 2000, Mr. Yuen's family in the U.S. received a living allowance of
     $12,000, house rental allowance of $9,000 and medical insurance and utilities allowance of $7,000.

     (9) During Mr. Yuen's stay in Mexico in fiscal 2001, Mr. Yuen's family in the U.S. received a living allowance of
     $36,000, car allowance of $12,000, house rental allowance of $26,000, medical insurance allowance of $6,000 and utilities allowance of $15,000.

Employment Agreements

     Pursuant to an employment contract dated as of January 1, 1998 (the "Guez Agreement"), Gerard Guez has been employed as the Chairman of the Board and Chief Executive Officer of the Company. The Guez Agreement initially provided that Mr. Guez receive an annual salary of $1,000,000 and, provided the Company reports specified amounts of pre-tax income as set forth in the agreement, an annual bonus of up to $2,000,000 and an option to purchase up to 666,668 shares of Common Stock. The Guez Agreement was amended on January 10, 2000 to provide for a reduction of the annual base salary to $500,000 and to extend the expiration of the Agreement from December 31, 2002 to March 31, 2003. Beginning October 2001, Mr. Guez resigned as Chief Executive Officer of the Company.

     Pursuant to an employment contract dated as of January 1, 1998 (the "Kay Agreement"), Todd Kay has been employed as the President of the Company. The Kay Agreement initially provided that Mr. Kay receive an annual salary of $1,000,000 and, provided the Company reports specified amounts of pre-tax income as set forth in the agreement, an annual bonus of up to $2,000,000 and an option to purchase up to 333,332 shares of Common Stock. The Kay Agreement was amended on January 10, 2000 to provide for a reduction of the annual base salary to $500,000 and to extend the expiration of the Agreement from December 31, 2002 to March 31, 2003.

     Pursuant to employment contract dated January 1, 2002 (the "Yuen Contract"), Eddy Yuen has been employed as Chief Executive Officer of the Company. The Yuen Contract provides for an annual salary of $350,000. The contract will be subject to automatic renewal annually and either party must give 60 days notice of intent to terminate employment prior to the annual renewal date.

     Pursuant to employment contract dated January 7, 2002 (the "Chow Contract"), Patrick Chow has been employed as Chief Financial Officer of the Company. The Chow Contract provides for an annual base salary of $220,000 and a guaranteed bonus of $30,000. The contract will be subject to automatic renewal annually and either party must give 60 days notice of intent to terminate employment prior to the annual renewal date.

     Pursuant to the Separation Agreement dated as of January 4, 2002 (the "Briskie Contract"), the Company has retained Scott Briskie as a consultant through June 30, 2002. He receives a monthly consulting fee of $16,666.67.

Incentive Compensation Awards

     Pursuant to their employment agreements, Messrs. Guez and Kay each could receive a bonus for the year 2002 under the Employee Incentive Plan of
$2,000,000 (with a $50,000 contribution by the Company to a deferred compensation plan)in the event the Company reports a specified amount of pre-tax income. See "ELECTION OF DIRECTORS--Employment Agreements" and "--Employee Incentive Plan."

Stock Option Grants

     The following table sets forth certain information concerning the grant of stock options during fiscal 2001 to the Named Executives.

                      OPTION/SAR GRANTS IN FISCAL YEAR 2001
                                Individual Grants
                              Potential Realizable
                                Value at Assumed
                                 Annual Rates of
                          Number of     Percent of                               Stock Price
                          Securities  Total Options/                          Appreciation for
                          Underlying   SARs Granted                            Option Term(1)
                         Options/SARs  to Employees  Exercise or Expiration
          Name             Granted      in FY 2001   Base Price     Date        5%        10%
-----------------------  -----------   ------------  ---------   ----------  --------   --------

Patrick Chow...........     60,000         6.3%        $5.09     12/17/11    $192,000    $486,600
Corazon Reyes..........     30,000         3.1%        $5.09     12/17/11     $96,000    $243,300
Karen Wasserman........     50,000         5.2%        $5.09     12/17/11    $160,000    $405,500
Eddy Yuen..............    150,000        15.7%        $5.09     12/17/11    $480,000  $1,216,500

     (1) The Potential Realizable Value is the product of (a) the difference between (i) the product of the closing sale price per share at the date of grant and the sum of (A) 1 plus
     (B) the assumed rate of appreciation of the Common Stock compounded annually over the term of the option and (ii) the per share exercise price of the option and (b) the number of shares of Common Stock underlying the option at December 31, 2001. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on a variety of factors, including market conditions and the price performance of the Common Stock. There can be no assurance that the rate of appreciate presented in this table can be achieved.

Option Exercises and Holdings

     The following table sets forth-certain information with respect to the Named Executives concerning the exercise of options during fiscal 2001 and unexercised options held by the Named Executives as of December 31, 2001.

               AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR 2001

                        AND FISCAL YEAR-END OPTION VALUES
                                                                         Value of Unexercised
                                               Number of Unexercised     In-the-Money Options
                           Shares                Options at 12/31/01         at 12/31/01(1)
                          Acquired    Value
Name                     On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
-----------------------  ----------- -------- ----------- ------------- ----------- -------------
Gerard Guez.............     --        --      766,668       --            --           --
Todd Kay................     --        --      433,332       --            --           --
Corazon Reyes...........     --        --       60,612       30,000        37,839       11,700
Karen Wasserman.........     --        --       60,000       50,000        53,900       19,500
Eddy Yuen........            --        --      141,500      150,000        79,870       58,500
Patrick Chow                 --        --        2,000       60,000            --       23,400

     (1) The value of unexercised "in-the-money" options is the difference between the closing sale price of the Common Stock on December 31, 2001 ($5.480 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

Employee Benefit Plans

For a description of the Employee Incentive Plan, see "AMENDMENT TO EMPLOYEE INCENTIVE PLAN."

     In 1994, the Company adopted a Profit Sharing 401(k) Plan (the "Profit Sharing Plan") which is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. To be eligible, an employee must have been employed by the Company for at least one year. The Profit Sharing Plan permits employees who have completed one year of service to defer from 1% to 15% of their annual compensation into the Profit Sharing Plan. Additional annual contributions may be made at the discretion of the Company, and a 50% (100% effective July 1, 1995) matching contribution may be made by the Company up to a maximum of 6% (5% effective July 1, 1995) of a participating employee's annual compensation. Contributions made by the Company vest according to a schedule set forth in the Profit Sharing Plan.

     In 1992, Tarrant HK adopted a National Mutual Central Provident Fund (the "Provident Fund") which has been approved under Section 87A of the Inland Revenue Ordinance by the Inland Revenue Department of Hong Kong. To be eligible, an employee must have been employed by Tarrant HK for at least one service to defer 5% of their annual compensation into the Provident Fund. Annual matching contributions are made by Tarrant HK. Contributions made by Tarrant HK vest according to a schedule set forth in the Provident Fund.

     For 2002, the Company adopted an Incentive Compensation Plan (the "Incentive Plan") for executives and employees based on specific goals and criteria. If the Company is able to reach certain revenue targets in 2002, incentive payments will be distributed, but the amounts will depend in part on individual performance as well.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee is or has been an officer or employee of the Company or its subsidiaries, except Mr. Aved who served as President from September 1999 to March 2000.

Report of the Compensation Committee of the Board of Directors

     The Report of the Compensation Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act").

                      REPORT OF THE COMPENSATION COMMITTEE

     Since its inception, the Company has maintained the philosophy that executive compensation should be competitive with that provided by other companies in the women's apparel industry to assist the Company in attracting and retaining qualified executives critical to the Company's long-term success.

     Effective as of January 1, 1998, the Committee approved, and the Company entered into employment agreements with Gerard Guez, the Chairman of the Board and former Chief Executive Officer of the Company, and Todd Kay, the Vice Chairman and President of the Company, in order to be assured of their continued services and their experience, knowledge and abilities, which have been largely responsible for the Company's success to date. In determining the salaries and the perquisites provided in such arrangements, this Committee considered, among other things, (i) the net sales and net income history of the Company, (ii) the estimated near and intermediate term results of operations of the Company, (iii) the position of the Company in its industry, (iv) the expertise of these individuals, (v) the current sales, net income, growth and capital structure of the Company and comparable companies, (vi) salaries and perquisites of executives of comparable companies, (vii) the terms of such employment agreements, including, but not limited to, the performance requirements for payment of bonuses and vesting of options, and (viii) the role of such individuals in developing and implementing the Company's vertical integration strategy, geographical diversification of sourcing and acquisition strategy and maintaining the Company's competitive position in a difficult retail environment. Effective as of January 10, 2000, the Committee approved and the Company entered into an amendment to both the Guez and Kay agreements. Such amendment provided for a 50% reduction in annual base salary for each of Messrs. Guez and Kay, and extended the expiration of each of the agreements until March 31, 2003.

     The Committee believes that compensation arrangements based upon the performance of the Company's Common Stock or the operating results of the Company provide valuable incentives for executive officers to further enhance the Company's results of operations and, indirectly, the price of the Company's Common Stock. In support of these objectives, their employment agreements provide that Messrs. Guez and Kay (i) be granted as of October 13, 1998 options to purchase 666,668 shares and 333,332 shares, respectively, of the Company's Common Stock at $13.50 per share, the closing sales price of the Common Stock on the date of grant, and (ii) each be eligible to receive an annual bonus pursuant to the Employee Incentive Plan of up to $2,000,000. Such options have become exercisable. Such bonuses will be payable only if the Company reports a specified amount of pretax income as set forth in the Agreements. No such bonus was payable for fiscal 2000 or 2001.

     Executive officers are permitted to participate in the benefit plans provided to employees generally, and certain executive officers are provided long-term disability insurance, reimbursement of tax and accounting fees and automobile allowances. The incremental cost to the Company of these benefits provided to the Named Executives was not material in fiscal 2001.

     The Company has aggressively reduced overhead, including headcount reductions which resulted in an increased workload for executives and employees. This underscores the need for effective incentives designed to retain and attract qualified personnel.

During the year the Company made the following stock option grants:

     Effective August 7, 2001 the Company proposed, and the Committee approved the grant of options to purchase 116,000 of shares of the Company's Common Stock options at $5.90 per share to a group of employees in the Hong Kong office. The options vest over a four year period and are exercisable in equal parts beginning on the first anniversary of the grant.

     Effective December 17, 2001 the Company proposed, and the Committee approved the grant of options to purchase 700,000 of shares of the Company's Common Stock at $5.09 per share to a group of employees in the Mexico office and Los Angeles office. The options vest in four equal installments, the first such installment on June 17, 2002, and the next three installments on the first, second and third anniversary dates of the grant date.

     The Company developed, and the Committee approved a performance incentive plan for executives and employees for the year 2002 based on specific goals and criteria. For management, there is a provision for a bonus to be paid for sales that exceed the budget by a fixed amount.

THE COMPENSATION COMMITTEE

Barry Aved, Chairman
Milton Koffman
Joseph Mizrachi
Mitchell Simbal

Dated: March 28, 2002

Report of the Audit Committee of the Board of Directors

     The Report of the Audit Committee of the Board of Directors shall not be deemed filed under the Securities Act of 1933 (the "Securities Act") or under the Securities Exchange Act of 1934 (the "Exchange Act").

                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors  maintains an Audit Committee  comprised of three of the Company's directors. Each member of the Audit Committee meets the independence and experience requirements of the Nasdaq Stock Market. Management is responsible for the preparation of the Company's financial statements and financial reporting process, including its system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

     o    Reviewed  and  discussed  with   management   the  audited   financial
          statements contained in the Company's Annual Report on Form 10-K for fiscal 2001;

     o Obtained from management their representation that the Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The independent auditors are responsible for performing an audit of the Company's financial statements in accordance with the auditing standards generally accepted in the United States and expressing an opinion on whether the Company's financial statements present fairly, in all material respects, the Company's financial position and results of operations for the periods presented and conform with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee:

     o Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, ("Communication with Audit Committees"); and

     o Received and discussed with the independent auditors the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and whether the rendering of the non-audit services provided by them to the Company during fiscal 2001 was compatible with their independence.

The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is assessed annually for adequacy by the Audit Committee. The Audit Committee held four meetings during fiscal 2001 (with the senior internal auditor and independent auditors, in each case with and without management present.) In performing its functions, the Audit Committee acts only in an oversight capacity. It is not the responsibility of the Audit Committee to determine that the Company's financial statements are complete and accurate, are presented in accordance with accounting principles generally accepted in the United States or present fairly the results of operations of the Company for the periods presented or that the Company maintains appropriate internal controls. Nor is it the duty of the Audit Committee to determine that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's auditors are independent. Based upon the reviews and discussions described above, and the report of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also has recommended, and the Board of Directors also has approved, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002.


THE AUDIT COMMITTEE

Mitchell Simbal, Chairman
Milton Koffman
Joseph Mizrachi

Dated: March 28, 2002

Performance Graph

     The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on Common Stock with (i) the cumulative total return of the Nasdaq market index and (ii) the cumulative total return of companies with the standard industrial classification (SIC) code 5137 over the period from December 31, 1996 through December 31, 2001. The component entities of SIC Code 5137 were generated by Research Data Group, Inc. All the entities in SIC Code 5137 were incorporated into the peer group. The graph assumes an initial investment of $100 on December 31, 1996 and the reinvestment of dividends through December 31, 2001. The graph is not necessarily indicative of future price performance.

     The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                              Cumulative Total Return
                                  --------------------------------------------
                                 12/96   12/97   12/98   12/99   12/00   12/01



TARRANT APPAREL GROUP            100.00  122.55  623.53  150.98   56.86   85.96
NASDAQ STOCK MARKET (U.S.)       100.00  122.48  172.68  320.89  193.01  153.15
PEER GROUP                       100.00   24.08   13.80   10.82    4.92    5.83

Certain Relationships and Related Transactions

     The Company leases its principal offices and warehouse located in Los Angeles, California and office space in Hong Kong from corporations owned by Messrs. Guez and Kay. The Company believes, at the time the leases were entered into, the rents on these properties were comparable to then prevailing market rents.

     The Company paid  $1,269,000 in 1999  $1,299,000 in 2000 and  $1,299,000 in
2001 for rent for office and warehouse facilities. During 1999 and 2000, the Company leased an airplane from 477 Aviation LLC for the purpose of transporting employees of the Company. 477 Aviation LLC is wholly owned by Mr. Guez. Lease payments amounted to $327,520 for 1999 and $705,000 for 2000. The Company did not lease the plane in 2001.

     From time to time, the Company has borrowed funds from, and advanced funds to, certain officers and principal shareholders, including Messrs. Guez and Kay. The maximum amount of such borrowings from Mr. Guez and Mr. Kay during 2001 were $10,933,000 and $3,019,000 respectively. The maximum amount of such advances to Messrs. Guez and Kay during 2001 were approximately $4,116,000 and $0, respectively. As of December 31, 2001, the Company was indebted to Mr. Kay in the amount of $2,308,000, and Mr. Guez had an outstanding advance from the Company of $4,116,000. As of December 31, 2000, the Company was indebted to Mr. Guez and Mr. Kay in the amount of $10,900,000 and $2,987,000. As of December 31, 2000 and 2001, Mr. Kamel Nacif was indebted to the Company for $5.4 million and $8.0 million, respectively. All advances to, and borrowings from, Mr. Guez and Mr. Kay in 2001 bore interest at the rate of 7.75%. The Company has adopted a policy that all advances to, borrowings from, or transactions with officers, directors and principal shareholders, or their family members greater than $500,000, shall (i) be made on terms no less favorable to the Company than could be obtained from unrelated third parties (including, but not limited to, the rate of interest, repayment schedule and collateral), (ii) be evidenced by such definitive agreements as are customary for similar transactions between unrelated third parties and (iii) be approved by a majority of the members of the Board of Directors and by a majority of the Company's independent directors. In December 2001, the Board of Directors approved a maximum limit of $5,000,000 in advances to Mr. Guez on the terms consistent with the above policy.

     On July 1, 2001, the Company entered into a joint venture with Azteca Production International, Inc. ("Azteca"), a corporation owned by the brothers of Gerard Guez, the Chairman of the Company, called United Apparel Ventures, LLC ("UAV"). This joint venture was created to coordinate the production of apparel for a single customer of the Company's branded business. UAV is owned 50.1% by Tag Mex, Inc., a wholly-owned subsidiary of the Company, and 49.9% by Azteca. Results of the operation of UAV have been consolidated into the Company's results since July 2001 with the minority partner's share of all gains and loses eliminated through the minority interest line in the Company's financial statements.

     On March 29, 2001, the Company completed the acquisition of a sewing facility located in Ajalpan Mexico from Confecciones Jamil, S.A. de C.V., which is majority owned by Kamel Nacif, a principal shareholder of the Company. The facility, which was newly constructed during 1999 and commenced operations in 2000, was used by the Company for production during 2000 and 2001. The Company paid $11 million for this operating facility. This entire amount had been paid through advances and other trade receivables. The assets acquired include land, buildings and all equipment, in addition to a trained labor force of approximately 2,000 employees. This acquisition completes the Company's garment production core which consists of Grupo Famian and Ajalpan owned by the Company; Tlaxcala, which is currently leased; the UAV joint venture; and a production agreement with Manufactures Cheja.

     As of December 31, 2000, Aris Industries, Inc. ("Aris") owed the Company approximately $5.8 million for goods manufactured and shipped by the Company. On February 12, 2001, Aris and the Company entered into an agreement under which Aris issued to the Company 1.5 million shares of its common stock and undertook to repay either $2.5 million in cash or its equivalent in common stock to the Company on December 31, 2001 in full satisfaction of the debt. As of February 20, 2002, Aris had issued the Company an aggregate of 8,117,647 shares of its common stock, including 1.5 million shares previously issued, in full satisfaction of this debt. On March 27, 2002, the Company sold this stock to an unrelated third party for an aggregate amount of $1,785,882. As of December 31, 2001, Messrs. Guez and Kay jointly owned approximately 7% of the outstanding shares of Aris.

     On April 18, 1999, the Company finalized an agreement to acquire certain assets of a denim mill located in Puebla, Mexico from certain companies owend by Mr. Nacif with an annual capacity of 18 million meters ("Jamil"). The purchase price, consisted of $22.0 million in cash paid on May 7, 1999 and 1,724,000 shares (the "Shares") of the Company's Common Stock issued on May 24, 1999 then valued at $45.3 million. In addition, the Company has granted the holders of the Shares certain registration rights and has assumed the obligations of the sellers under an existing collective bargaining agreement.

     On April 1, 1999, the Company entered into a three-year employment agreement with Mr. Nacif, pursuant to which Mr. Nacif initially was entitled to receive (i) an annual base salary of $1 million, (ii) reimbursement of all reasonable and documented business expenses, (iii) participation in all plans sponsored by the Company for employees in general and (iv) the right (the "Option") for ten years to purchase up to 500,000 shares of the Company's Common Stock at an exercise price of $25 per share. The Option vested in three equal installments on April 1, 2000, 2001 and 2002. In the event the Company terminates Mr. Nacif's employment without cause (as defined), the Company shall remain obligated to pay Mr. Nacif an amount equal to his base salary for the remainder of the stated term. In the event Mr. Nacif's employment is terminated for any other reason (including death, disability, resignation or termination with cause), neither party shall have any further obligation to the other, except that the Company shall pay to Mr. Nacif, or his estate, all reimbursable expenses and such compensation as is due prorated through the date of termination. As of January 1, 2000, the Company and Mr. Nacif amended Mr. Nacif's employment agreement to reduce his annual salary from $1 million to $250,000 starting in 2000. To induce Mr. Nacif to renew his contract for another three years, the Board of Directors has approved the grant to him, subject to shareholders approval, of options to purchase an additional one million in shares at the closing price on the date the grant is ratified by the shareholders. See " RATIFICATION OF EXECUTIVE STOCK OPTIONS GRANTS."

     On December 2, 1998, the Company contracted with an affiliate of Mr. Nacif, the seller of the denim mill described above, for the construction of a fully operational facility near Puebla, Mexico for the production of twill fabric. The facility will also house ancillary facilities. Initially, the purchase price of the facility was to be the sum of (i) the cost of construction and equipment installed, which cost will not include operating expenses, estimated to be approximately $70 million, and (ii) a promissory note of the Company (the "Note") in the principal amount of $28 million. The principal balance of the Note was to be payable on the third anniversary date of the closing date, and interest on the unpaid principal balance from time to time outstanding was to be payable semi-annually in arrears on each June 30 and December 31 at the rate of 7% per annum. The Company intends to exercise its option to acquire the twill plant. The terms are still under negotiation.

     Construction of the facility was completed during fiscal 2000. On October 16, 2000, the Company revised its option to purchase the facility (i) to extend its option until September 30, 2002 and (ii) to provide that the purchase price shall be the fair market value of the fully operational facility. The twill mill portion of the facility is operated by the former owner of the denim mill described above. The Company began operating the garment processing center and distribution facilities of this facility in the fourth quarter of 1999. The Company has also entered into a production agreement with the operator of the twill mill granting the Company the first right of all production capacity of the twill mill. Concurrently with this amendment, the Company (i) sold for $33,820,279 certain denim manufacturing equipment and other personal property purchased by the Company for use in the facility, (ii) sold for $1,412,225 certain cotton, work-in-process and twill and denim manufactured in the pre-production testing of the facility, and (iii) leased through September 30, 2002, certain denim manufacturing equipment purchased by the Company for use at the facility, all to the affiliate of the seller of the twill mill described above. The purchase price for such assets, together with approximately $12.5 million previously advanced by the Company to the developer of the facility, is represented by a promissory note of approximately $48 million payable over five years at eight and one-half percent with the remaining balance due October 5, 2005 on a ten year amortization. The equipment sold and 1,724,000 shares of the Common Stock of the Company have been pledged as collateral for this note. Currently, the Company intends to exercise its option to purchase the production facility. The terms of the agreement are under negotiations.

     In 1998, a California limited liability company owned by Messrs. Guez and Kay purchased 2,390,000 shares of the Common Stock of Tag-It Pacific, Inc. ("Tag-It") (or approximately 37% of such Common Stock then outstanding). Tag-It is a provider of brand identity programs to manufacturers and retailers of apparel and accessories. Tag-It assumed the responsibility for managing and sourcing all trim and packaging used in connection with products manufactured by or on behalf of the Company in Mexico. This arrangement is terminable by either the Company or Tag-It at any time. The Company believes that the terms of this arrangement, which is subject to the acceptance of the Company's customers, are no less favorable to the Company than could be obtained from unaffiliated third parties. The Company purchased $17.9 million and $20.9 million of trim inventory from Tag-It for the years ended December 31, 2001 and 2000, respectively. From time to time the Company has guaranteed the indebtedness of Tag-it for the purchase of trim on behalf of the Company.

     The Company has adopted a policy that any future transactions between the Company and any of its affiliates or related parties, including its executive officers, directors, the family members of those individuals and any of their affiliates, must (i) be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Limitation on Liability and Indemnification

     The Restated Articles of Incorporation of the Company limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duties to the Company and its shareholders, except to the extent otherwise required by the California General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Restated Bylaws provides that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Such provisions may require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. Such agreements may require the Company, among other things (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. Such agreements may require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful, (ii) to advance the expenses actually and reasonably incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES PROPOSAL 2

                 AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has unanimously approved, declared advisable and recommends that the Shareholders consider and approve an amendment (the "Amendment") to Article Three of the Company's Restated Articles of
Incorporation (the "Articles"), pursuant to which the authorized number of shares of Common Stock would be increased from 20,000,000 shares to 35,000,000. The Articles also currently authorize the issuance of up to 2,000,000 shares of Preferred Stock (the "Preferred Stock"), of which no shares are issued and outstanding. The Amendment would not alter the authorized amount of Preferred Stock.

Purpose and Effects of the Amendment

     As of the Record Date, there were 15,841,815 shares of Common Stock issued and outstanding and 3,600,000 shares were reserved in the aggregate for issuance pursuant to the Employee Incentive Plan (5,100,000 shares if the amendment to the Employee Incentive Plan proposed herein is approved by the Shareholders).

     The Board of Directors believes that the flexibility provided by the Amendment to permit the Company to issue or reserve additional Common Stock, in the discretion of the Board of Directors, without the delay or expense of a special meeting of Shareholders, is in the best interest of the Company and its shareholders. Shares of Common Stock may be used for general corporate purposes, including stock splits and stock dividends, acquisitions, public offerings, stock option and other employee benefit plans. The Company has no present plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by adoption of the Amendment.

     Pursuant to the Articles, shareholders of the Company have no preemptive rights with respect to the additional shares of Common Stock being authorized. The Articles do not require further approval of shareholders prior to the issuance of any additional shares of Common Stock. In certain circumstances (generally relating to the number of shares to be issued, the manner of offering and the identity of the recipient), the rules of Nasdaq may require specific authorization in connection with the issuance of such additional shares. The Company does not anticipate that it will seek authorization from shareholders for issuance of additional shares of Common stock unless required by applicable laws or Nasdaq.

     The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership, book value per share and voting rights of the present holders of the Common Stock. The Amendment also may have the effect of discouraging attempts to take over control of the Company, as additional shares of Common Stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of the Company. The Amendment is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the Articles and Bylaws having an anti-takeover effect.

Resolution

     The following resolution will be submitted to the shareholders for their approval: RESOLVED, that the first sentence of ARTICLE Three of the Restated Articles of Incorporation of the Company be amended to read in its entirety as follows:

     "THREE: This corporation is authorized to issue two classes of shares of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of stock which this corporation shall have authority to issue is 37,000,000 shares, consisting of 35,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock."

     If the Amendment is approved, the Company intends to file the Amendment with the Secretary of State of California as soon as practicable thereafter. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

                                   PROPOSAL 3

                      AMENDMENT OF EMPLOYEE INCENTIVE PLAN

General

     In May 1995, the Company and its shareholders adopted the 1995 Stock Option Plan. In May 1997, the shareholders approved an amendment and restatement of that plan, and it was renamed the Tarrant Apparel Group Employee Incentive Plan (the "Employee Incentive Plan"). In April 1999, the shareholders approved an amendment of the Employee Incentive Plan increasing from 2,600,000 to 3,600,000 the number of shares of the Company's Common Stock which may be subject to awards granted pursuant thereto. The Employee Incentive Plan currently provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options, stock appreciation rights, restricted stock and other performance-based benefits. The purpose of the Employee Incentive Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for performance-based benefits. The Shareholders will be asked at the Meeting to consider and act upon a proposal to approve an amendment of the Employee Incentive Plan increasing from 3,600,000 to 5,100,000 the number of shares of the Company's Common Stock which may be subject to awards granted thereto. The proposal to amend the Employee Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

Option Exercises and Holdings

     As of December 31, 2001, there were 2,520,737 shares of the Company's Common Stock subject to outstanding options, 53,338 shares (subject to adjustment to prevent dilution) available for awards and nine directors and executive officers and approximately 6,400 employees and consultants eligible to participate in the Employee Incentive Plan. For information concerning the grant of stock options during fiscal 2001 to the Named Executives, the exercise of stock options during fiscal 2001 by the Named Executives and unexercised stock options held by the Named Executives as of December 31, 2001, see "ELECTION OF DIRECTORS--Stock Option Grants" and "ELECTION OF DIRECTORS--Option Exercises and Holdings."

Description of the Plan

     Administration. The Employee Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to construe and interpret the Employee Incentive Plan and, subject to provisions of the Employee Incentive Plan, to determine the persons to whom and the dates on which 10 awards will be granted, the number of shares to be subject to each award, the times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms and conditions of such award. The Committee shall be composed solely of individuals who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Code, and who otherwise comply with the requirements of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended. The expenses for administering the Employee Incentive Plan are borne by the Company.

     Eligibility. Incentive stock options may be granted under the Employee Incentive Plan only to employees (including directors if they are also employees) of the Company and its subsidiaries. Employees, directors and independent contractors are eligible to receive nonstatutory (non-qualified) stock options, stock appreciation rights, restricted awards, performance awards and other awards under the Employee Incentive Plan.

     No incentive stock option may be granted under the Employee Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any subsidiary of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of the grant and the term of the option does not exceed five years from the date of the grant. In addition, the aggregate fair market value, determined at the time of the grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its subsidiaries) may not exceed $100,000. As a result of enactment of Section 162(m) of the Code, and to provide the Compensation Committee flexibility in structuring awards, the Employee Incentive Plan states that in the case of stock options and stock appreciation rights, no person may receive in any year a stock option to purchase more than 100,000 shares or a stock appreciation right measured by more than 100,000 shares.

     If awards granted under the Employee Incentive Plan expire, are canceled or otherwise terminate without being exercised, the Common Stock not purchased pursuant to the award again becomes available for issuance under the Employee Incentive Plan.

     Terms of Awards. The following is a description of the types of grants and awards and the permissible terms under the Employee Incentive Plan. Individual awards may be more restrictive as to any or all of the permissible terms described below.

           Stock options may be granted as "incentive stock options" within the meaning of Section 422 of the Code or nonstatutory (non-qualified) stock options.

     Stock appreciation rights ("SARs") may be granted specifying a period of time for which increases in share price shall be measured, with the grantee eligible to receive stock or cash at the end of the period based upon increases in the share price.

     Restricted awards may be granted specifying a period of time (the "Restriction Period") applicable to the award, which shall be not less than three (3) years, but may be more than that and may vary at the discretion of the Committee. Common Stock awarded pursuant to a restricted stock award shall entitle the holder to enjoy all the shareholder rights during the restriction period except that certain limitations with respect to dividend distributions and disposition of the stock shall apply.

     Performance awards may be granted specifying a number of performance shares to be credited to an account on behalf of the recipient, each share of which is deemed to be the equivalent of one share of Common Stock of the Company. These awards shall be subject to both time and Company performance objectives that are specified at the time of the award at the discretion of the Committee. The value of a performance share in a holder's account at the time of award or the time of payment shall be the fair market value at any time of a share of the Common Stock of the Company.

     Other awards may be granted under the Employee Incentive Plan that are not in the categories discussed above because the Employee Incentive Plan provides the Compensation Committee flexibility in designing compensation programs. An award may also consist of one or more of the categories above or two or more of them in tandem in the alternative.

     Exercise Price; Payment. The exercise of stock options under the Employee Incentive Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases as described above may not be less than 110% of fair market value. Similarly, SARs are based upon the fair market value of a share of Common Stock on the date of the grant compared with the fair market value of a share at the end of the measuring period. The sole basis for compensation under these awards is an increase in the stock's fair market value.

     Restricted stock awards are payable in stock upon satisfaction of the restrictions imposed with respect to the award. The Compensation Committee has the discretion to pay other awards in cash, in shares of Common Stock, or a combination of both.

     Performance Goals. The Employee Incentive Plan is structured so that the Compensation Committee may make awards that qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, as that section was enacted in 1993. However, the Employee Incentive Plan is flexible so that the Compensation Committee also has the discretion to make awards that are not described in that section. Section 162(m) provides a limit of $1,000,000 on deductions for compensation paid to certain corporate executives on a year-by-year basis. However, "performance-based compensation" is excluded from that limitation. Whether any particular award under the Employee Incentive Plan will qualify as "performance-based compensation" will depend upon the terms of the award and compliance with certain other procedural requirements under
Section 162(m). The Compensation Committee will take into account the overall tax and business objectives of the Company in structuring awards under the Employee Incentive Plan.

     Term. The maximum term of the Employee Incentive Plan is ten years, except that the Board of Directors may terminate the Employee Incentive Plan earlier. The term of each individual award will depend upon the written agreement between the Company and the grantee setting forth the terms of the awards. In certain circumstances, an award may remain outstanding for a period that extends beyond the term of the Employee Incentive Plan or the period of the grantee's employment.

     Adjustments. If there is any change in the stock subject to the Employee Incentive Plan or subject to any award made under the Employee Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in kind, stock split, liquidating dividend, combination or exchange of shares, change in corporate structure or otherwise), the Employee Incentive Plan and shares outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the Employee Incentive Plan and the class, number of shares and price per share of stock subject to such outstanding options as determined by the Compensation Committee to be fair and equitable to the holders, the Company and the shareholders. In addition, the Compensation Committee may also make adjustments in the number of shares covered by, and the price or other value of any outstanding awards under the Employee Incentive Plan in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

     Amendment. The Board of Directors may amend the Employee Incentive Plan at any time and from time to time without shareholder approval, except that an amendment may not, without shareholder approval: (i) increase the number of shares authorized for issuance under the Employee Incentive Plan except as a result of an adjustment; (ii) materially modify the requirements as to eligibility for participation in the Employee Incentive Plan; or (iii) materially increase the benefits accruing to participants under the Employee Incentive Plan.

     Restrictions on Transfer. Under the Employee Incentive Plan, no award shall be transferable by a holder other than by laws of descent and distribution. Option rights shall be exercisable during the holder's lifetime only by the holder or by his guardian or legal representative.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE EMPLOYEE INCENTIVE PLAN.

                                   PROPOSAL 4

                 RATIFICATION OF 2002 EMPLOYEE INCENTIVE AWARDS

     Effective as of January 1, 1998, the Compensation Committee approved, and the Company entered into, employment agreements with Messrs. Guez and Kay under which they each could receive an annual bonus pursuant to the Employee Incentive Plan of up to $2,000,000 in the event the Company reports a specified amount of pretax income as set forth in the Employment Agreements. For a description of such employment agreements and the Employee Incentive Plan, see "ELECTION OF DIRECTORS--Employment Agreements" and Amendment of Employee Incentive Plan."

     The Shareholders will be asked at the Meeting to consider and act upon a proposal to ratify the grant of such bonuses for the year 2002, payable only if the Company reports a specified amount of pretax income. The proposal to ratify the grant of bonuses for the year 2002 requires the affirmative vote of a majority of shares of Common Stock represented and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF 2002 EMPLOYEE INCENTIVE AWARDS.

                                   PROPOSAL 5

                  RATIFICATION OF EXECUTIVE STOCK OPTION GRANTS


     Effective as of March 18, 2002, the Compensation Committee approved the grant to Messrs. Guez, Kay and Nacif of options to purchase 1,000,000 shares each, of Common Stock at the closing price of the Common Stock on the day such grant is ratified by the shareholders of the Company. These options will expire on the tenth anniversary of the date of grant and are first exercisable in four equal installments on the date six months from the date of shareholder approval and on each of the first, second and third anniversary dates of the date of shareholder approval.

     The Shareholders will be asked at the Meeting to consider and act upon a proposal to ratify the grant of such options. The proposal to ratify the grant of such options requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

THE  BOARD OF  DIRECTORS  RECOMMENDS  A VOTE  "FOR" THE  RATIFICATION  OF OPTION
GRANTS.

                                   PROPOSAL 6

                       RATIFICATION OF THE APPOINTMENT OF
                              INDEPENDENT AUDITORS

     Subject to shareholder ratification, the Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Ernst & Young LLP was retained effective December 29, 1995 for the examination of the consolidated financial statements of the Company for the fiscal year ended December 31, 1995.

     Fees billed to the Company by Ernst & Young LLP for services rendered during fiscal 2001 were as follows:

     AUDIT FEES. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for the audit of the Company's consolidated financial statements for such fiscal year and for the review of the Company's interim financial statements was $444,400.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. During the fiscal year ended December 31, 2001, there were no fees billed by Ernst & Young LLP for information technology consulting services.

     ALL OTHER FEES. During the fiscal year ended December 31, 2001, the aggregate fees billed by Ernst & Young LLP for professional services other than audit and information technology consulting fees was $651,500 relating primarily to domestic and foreign taxes compliance and consulting.

     The Audit Committee of the Board of Directors, in reliance on management and the independent auditors, determined that the provision of these services is compatible with maintaining the independence of Ernst & Young LLP.

     Shareholders are being asked to ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.

     Representatives of Ernst & Young LLP will be invited to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                            PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the proxy statement for the Company's 2003 annual meeting of shareholders must be submitted by a shareholder prior to December 4, 2002, in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals, which were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal is not submitted to the Company prior to February 27, 2003, the proxies solicited by the Board of Directors for the 2003 annual meeting of shareholders will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2002 annual meeting of shareholders without any discussion of the proposal in the proxy statement for such meeting.


                                  ANNUAL REPORT

     The Company's Annual Report of the fiscal year ended December 31, 2001 accompanies or has preceded this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Ernst & Young LLP, the Company's independent auditors.

     SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, BY WRITING TO THE COMPANY AT 3151 EAST WASHINGTON BOULEVARD, LOS ANGELES, CALIFORNIA 90023, ATTENTION: PATRICK CHOW.

                                 OTHER BUSINESS

     Management knows of no business, which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy. By Order of the Board of Directors,

                                        TARRANT APPAREL GROUP

                                        /s/ Gerard Guez
                                        ----------------------------
                                        Gerard Guez,
                                        Chairman of the Board

Dated: April 9, 2002
Los Angeles, California

REVOCABLE PROXY                                                  REVOCABLE PROXY

                              TARRANT APPAREL GROUP
                  Annual Meeting of Shareholders, May 15, 2002

     The undersigned shareholder(s) of Tarrant Apparel Group (the "Company") hereby nominates, constitutes and appoints Gerard Guez and Todd Kay, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at 3151 East Washington Boulevard, Los Angeles, California 90023, on Wednesday, May 15, 2002 at 10:00 a.m., and any adjournment thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

  1. ELECTION OF DIRECTORS.
     [_] For all nominees                 [_] WITHHOLD
         listed below (except as              AUTHORITY to vote
         marked to the contrary               for all nominees
         below).                              listed below.

           Patrick Chow  Gerard Guez            Todd Kay
           Eddy Yuen                            Joseph Mizrachi

     INSTRUCTIONS: To withhold authority to vote for any one or more nominees whose name appears above, write that nominee's or nominees' name(s) in the space provided below.)

  ----------------------------------------------------------------------------

     2. AMENDMENT OF ARTICLES. To amend Article Three of the Company's Restated Articles of Incorporation to increase its authorized shares of Common Stocdk from 20,000,000 to 35,000,000.

                      FOR [_] [_] AGAINST [_] ABSTAIN [_]

     3. AMENDMENT OF EMPLOYEE INCENTIVE PLAN. To approve an amendment of the Employee Incentive Plan increasing from 3,600,000 to 5,100,000 the number of shares of the Company's Common Stock which maybe subject to awards granted pursuant thereto.

                       FOR [_] [_] AGAINST [_] ABSTAIN [_]

     4. RATIFICATION OF 2002 EMPLOYEE INCENTIVE AWARDS. To ratify the grant of 2002 awards to certain executive officers pursuant to the Employee Incentive Plan, payable only if the Company reports a specific amount of pretax income.

                       FOR [_] [_] AGAINST [_] ABSTAIN [_]

     5. RATIFICATION OF STOCK OPTION GRANTS. To ratify the grant of options to purchase an aggregate of 3,000,000 shares of Common Stock to certain executive officers/employee.

                       FOR [_] [_] AGAINST [_] ABSTAIN [_]

     6. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2002.

                       FOR [_] [_] AGAINST [_] ABSTAIN [_]

     7. OTHER BUSINESS. In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Meeting and any adjournment or adjournments thereof.

                 FOR [_] ____ [_] AGAINST [_] _____ ABSTAIN [_]


                                (Continued and to be signed on reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, "FOR" AMENDMENT TO THE COMPANY'S RESTATED ARTICLES, "FOR" AMENDMENT OF THE EMPLOYEE INCENTIVE PLAN, "FOR" THE RATIFICATION OF 2002 EMPLOYEE INCENTIVE AWARDS, "FOR" THE RATIFICATION OF EXECUTIVE OPTION GRANTS AND "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.


The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy the Statement accompanying said notice.

I (We) do [_] do not [_] expect to attend the Meeting.

                                     Dated:  _________________________
                                                (Number of Shares)

                                      ---------------------------------

                                      ---------------------------------
                                      (Signature if held jointly)

                                      (Please date this Proxy and sign
                                       your name as it appears on your
                                       stock certificate(s). Executors,
                                       administrators, trustees, etc.
                                       should give their full titles. All
                                       joint owners should sign.)

This Proxy will be voted "FOR" the election of all nominees whose names appear above unless authority to do so is withheld. Unless "AGAINST" or "ABSTAIN" is indicated on the reverse hereof, this Proxy will be voted "FOR" amendment of the Company's Restated Articles, "FOR" the amendment of the employee incentive plan, "FOR" the ratification of 2002 employee incentive awards "FOR" the ratification of the executive option grants and "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.